EXHIBIT 3.1


                               AMENDMENT TO BYLAWS
                          (EFFECTIVE NOVEMBER 9, 2007)

Article Five Capital Stock is amended by adding the following section:
             -------------

          Section  5.6  Book-Entry  Ownership  and  Transfer  of  Stock.  As  an
                        ----------  ---------  ---  --------  --  ------
          alternative to stock ownership and transfer by certificate, upon direction by the Chairman of the Board or the President, the stock of the Corporation may be included in a direct registration system operated by a securities depository and available for stocks traded on the New York Stock Exchange, under which the stock may be issued, recorded, owned and transferred electronically in book-entry form.


The last sentence of Section 2.5 Voting of Article Two Shareholders' Meetings is
                                 ------
amended to read as follows:

          A shareholder may vote either in person or by proxy, executed in writing by the shareholder or by his duly authorized attorney-in-fact, or by electronic (internet and/or telephone) voting.